United States
                       Securities and Exchange Commission
                             WASHINGTON, D.C. 20549


                                  Schedule 13G
                              (Amendment No. _1_)*
                                                               -

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                                   IBASIS INC.
               ---------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
               ---------------------------------------------------
                         (Title of Class of Securities)

                                   450732 10 2
               ---------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |X|      Rule 13d-1(b)

         |_|      Rule 13d-1(c)

         |_|      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 15 pages

CUSIP No.  450732 10 2                                        Page 2 of 15 Pages


--------------------------------------------------------------------------------
(1) Names of Reporting Persons.SS or I.R.S. Identification Nos. of Above Persons

         Menlo Ventures VII, L.P.
--------------------------------------------------------------------------------
(2) Check The Appropriate Box If A Member Of A Group            (a)
                                                                (b)  X

--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Citizenship or Place of Organization

         Delaware
--------------------------------------------------------------------------------
Number Of Shares                      (5)   Sole Voting Power          3,292,083
Beneficially Owned
By Each Reporting                     (6)   Shared Voting Power              -0-
Person With
                                      (7)   Sole Dispositive Power     3,292,083

                                      (8)   Shared Dispositive Power         -0-


(9)  Aggregate Amount Beneficially Owned By Each Reporting Person

         3,292,083
--------------------------------------------------------------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

         9.7%
--------------------------------------------------------------------------------
(12) Type Of Reporting Person

         PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!






                               Page 2 of 15 pages

CUSIP No. 450732 10 2                                         Page 3 of 15 Pages


--------------------------------------------------------------------------------
(1) Names of Reporting Persons.SS or I.R.S. Identification Nos. of Above Persons

         Menlo Entrepreneurs Fund VII, L.P.
--------------------------------------------------------------------------------
(2) Check The Appropriate Box If A Member Of A Group            (a)
                                                                (b)  X

--------------------------------------------------------------------------------
(3) SEC Use Only


(4) Citizenship or Place of Organization

         Delaware
--------------------------------------------------------------------------------
Number Of Shares                      (5)   Sole Voting Power            138,268
Beneficially Owned
By Each Reporting                     (6)   Shared Voting Power              -0-
Person With
                                      (7)   Sole Dispositive Power       138,268

                                      (8)   Shared Dispositive Power         -0-


(9)  Aggregate Amount Beneficially Owned By Each Reporting Person

         138,268
--------------------------------------------------------------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

         .4%
--------------------------------------------------------------------------------
(12) Type Of Reporting Person

         PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!






                               Page 3 of 15 pages

CUSIP No. 450732 10 2                                         Page 4 of 15 Pages


--------------------------------------------------------------------------------
(1) Names of Reporting Persons.SS or I.R.S. Identification Nos. of Above Persons

         MV Management VII, L.L.C.
--------------------------------------------------------------------------------
(2) Check The Appropriate Box If A Member Of A Group            (a)
                                                                (b)  X

(3) SEC Use Only


(4) Citizenship or Place of Organization

         Delaware
--------------------------------------------------------------------------------
Number Of Shares                      (5)   Sole Voting Power          3,430,351
Beneficially Owned
By Each Reporting                     (6)   Shared Voting Power              -0-
Person With
                                      (7)   Sole Dispositive Power     3,430,351

                                      (8)   Shared Dispositive Power         -0-


(9)  Aggregate Amount Beneficially Owned By Each Reporting Person

         3,430,351
--------------------------------------------------------------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


(11) Percent Of Class Represented By Amount In Row (11)

         10.1%
--------------------------------------------------------------------------------
(12) Type Of Reporting Person

         CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!






                               Page 4 of 15 pages

CUSIP No. 450732 10 2                                         Page 5 of 15 Pages


--------------------------------------------------------------------------------
(1) Names of Reporting Persons.SS or I.R.S. Identification Nos. of Above Persons

         H. DuBose Montgomery
--------------------------------------------------------------------------------
(2) Check The Appropriate Box If A Member Of A Group            (a)
                                                                (b)  X

--------------------------------------------------------------------------------
(3) SEC Use Only


--------------------------------------------------------------------------------
(4) Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------
Number Of Shares                      (5)   Sole Voting Power                -0-
Beneficially Owned
By Each Reporting                     (6)   Shared Voting Power        3,430,351
Person With
                                      (7)   Sole Dispositive Power           -0-

                                      (8)   Shared Dispositive Power   3,430,351


(9)  Aggregate Amount Beneficially Owned By Each Reporting Person

         3,430,351
--------------------------------------------------------------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

         10.1%
--------------------------------------------------------------------------------
(12) Type Of Reporting Person

         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!






                               Page 5 of 15 pages

CUSIP No. 450732 10 2                                         Page 6 of 15 Pages


--------------------------------------------------------------------------------
(1) Names of Reporting Persons.SS or I.R.S. Identification Nos. of Above Persons

         Thomas H. Bredt
--------------------------------------------------------------------------------
(2) Check The Appropriate Box If A Member Of A Group            (a)
                                                                (b)  X

(3) SEC Use Only


(4) Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------
Number Of Shares                      (5)   Sole Voting Power                -0-
Beneficially Owned
By Each Reporting                     (6)   Shared Voting Power        3,430,351
Person With
                                      (7)   Sole Dispositive Power           -0-

                                      (8)   Shared Dispositive Power   3,430,351


(9)  Aggregate Amount Beneficially Owned By Each Reporting Person

         3,430,351
--------------------------------------------------------------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

         10.1%
--------------------------------------------------------------------------------
(12) Type Of Reporting Person

         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!







                               Page 6 of 15 pages

CUSIP No. 450732 10 2                                         Page 7 of 15 Pages


--------------------------------------------------------------------------------
(1) Names of Reporting Persons.SS or I.R.S. Identification Nos. of Above Persons

         Douglas C. Carlisle
--------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group          (a)
                                                                (b)  X

--------------------------------------------------------------------------------
(3) SEC Use Only


--------------------------------------------------------------------------------
(4) Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------
Number Of Shares                      (5)   Sole Voting Power                -0-
Beneficially Owned
By Each Reporting                     (6)   Shared Voting Power        3,430,351
Person With

                                      (7)   Sole Dispositive Power           -0-

                                      (8)   Shared Dispositive Power   3,430,351


(9)  Aggregate Amount Beneficially Owned By Each Reporting Person

         3,430,351
--------------------------------------------------------------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

         10.1%
--------------------------------------------------------------------------------
(12) Type Of Reporting Person

         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!






                               Page 7 of 15 pages

CUSIP No. 450732 10 2                                         Page 8 of 15 Pages


--------------------------------------------------------------------------------
(1) Names of Reporting Persons.SS or I.R.S. Identification Nos. of Above Persons

         John W. Jarve
------------------------------------------------------------------------------
(2) Check The Appropriate Box If A Member Of A Group          (a)
                                                              (b)  X

------------------------------------------------------------------------------
(3) SEC Use Only


------------------------------------------------------------------------------
(4) Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------
Number Of Shares                      (5)   Sole Voting Power                -0-
Beneficially Owned
By Each Reporting                     (6)   Shared Voting Power        3,430,351
Person With
                                      (7)   Sole Dispositive Power           -0-

                                      (8)   Shared Dispositive Power   3,430,351


(9)  Aggregate Amount Beneficially Owned By Each Reporting Person

         3,430,351
--------------------------------------------------------------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

         10.1%
--------------------------------------------------------------------------------
(12) Type Of Reporting Person

         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!







                               Page 8 of 15 pages

CUSIP No. 450732 10 2                                         Page 9 of 15 Pages


--------------------------------------------------------------------------------
(1) Names of Reporting Persons.SS or I.R.S. Identification Nos. of Above Persons

       Michael D. Laufer
--------------------------------------------------------------------------------
(2) Check The Appropriate Box If A Member Of A Group            (a)
                                                                (b)  X

(3) SEC Use Only


(4) Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------
Number Of Shares                      (5)   Sole Voting Power                -0-
Beneficially Owned
By Each Reporting                     (6)   Shared Voting Power        3,430,351
Person With
                                      (7)   Sole Dispositive Power           -0-

                                      (8)   Shared Dispositive Power   3,430,351


(9)  Aggregate Amount Beneficially Owned By Each Reporting Person

         3,430,351
--------------------------------------------------------------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

         10.1%
--------------------------------------------------------------------------------
(12) Type Of Reporting Person

         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!








                               Page 9 of 15 pages

CUSIP No. 450732 10 2                                        Page 10 of 15 Pages


--------------------------------------------------------------------------------
(1) Names of Reporting Persons.SS or I.R.S. Identification Nos. of Above Persons

       Sonja L. Hoel
--------------------------------------------------------------------------------
(2) Check The Appropriate Box If A Member Of A Group            (a)
                                                                (b)  X

--------------------------------------------------------------------------------
(3) SEC Use Only


--------------------------------------------------------------------------------
(4) Citizenship or Place of Organization

       United States
--------------------------------------------------------------------------------
Number Of Shares                      (5)   Sole Voting Power                -0-
Beneficially Owned
By Each Reporting                     (6)   Shared Voting Power        3,430,351
Person With
                                      (7)   Sole Dispositive Power           -0-

                                      (8)   Shared Dispositive Power   3,430,351


(9)  Aggregate Amount Beneficially Owned By Each Reporting Person

         3,430,351
--------------------------------------------------------------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

         10.1%
--------------------------------------------------------------------------------
(12) Type Of Reporting Person

         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!







                              Page 10 of 15 pages

CUSIP No. 450732 10 2                                        Page 11 of 15 Pages


--------------------------------------------------------------------------------
(1) Names of Reporting Persons.SS or I.R.S. Identification Nos. of Above Persons

       Mark A. Siegel
--------------------------------------------------------------------------------
(2) Check The Appropriate Box If A Member Of A Group            (a)
                                                                (b)  X

--------------------------------------------------------------------------------
(3) SEC Use Only


--------------------------------------------------------------------------------
(4) Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------
Number Of Shares                      (5)   Sole Voting Power                -0-
Beneficially Owned
By Each Reporting                     (6)   Shared Voting Power        3,430,351
Person With
                                      (7)   Sole Dispositive Power           -0-

                                      (8)   Shared Dispositive Power   3,430,351


(9)  Aggregate Amount Beneficially Owned By Each Reporting Person

         3,430,351
--------------------------------------------------------------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

         10.1%
--------------------------------------------------------------------------------
(12) Type Of Reporting Person

         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!






                              Page 11 of 15 pages

Item 1.

(a)      Name of Issuer:  iBasis, Inc. ("Issuer")

(b)      Address of Issuer's Principal Executive Offices:

                  20 Second Avenue
                  Burlington, Massachusetts

Item 2.

(a)      Name of Person Filing:

         Menlo Ventures VII, L.P. ("MV VII")
         Menlo Entrepreneurs Fund VII, L.P. ("MEF VII")
         MV Management VII, L.L.C. ("MVM VII")
         H. DuBose Montgomery ("HDM")
         Thomas H. Bredt ("THB")
         Douglas C. Carlisle ("DCC")
         John W. Jarve ("JWJ")
         Michael D. Laufer ("MDL")
         Sonja L. Hoel ("SLH")
         Mark A. Siegel ("MAS")

(b)      Address of Principal Business Office:

         3000 Sand Hill Road
         Building 4, Suite 100
         Menlo Park, CA  94025

(c)      Citizenship/Place of Organization:


         Entities:                  MV VII      -      Delaware
                                    MEF VII     -      Delaware
                                    MVM VII     -      Delaware

         Individuals:               HDM         -      United States
                                    THB         -      United States
                                    DCC         -      United States
                                    JWJ         -      United States
                                    MDL         -      United States
                                    SLH         -      United States
                                    MAS         -      United States

(d)      Title of Class of Securities:      Common Stock

(e)      CUSIP Number: 450732 10 2

Item 3.  Not applicable.




                              Page 12 of 15 pages

Item 4         Ownership.



------------------------------------------------------------------------------------------------------------------------------------


                    MV VI      MEF VI   MVM VI        HDM         THB         DCC         JWJ         MDL         SLH         MAS
------------------------------------------------------------------------------------------------------------------------------------
(a)  Beneficial   3,292,083   138,268  3,430,351   3,430,351   3,430,351   3,430,351   3,430,351   3,430,351   3,430,351   3,430,351
     Ownership
------------------------------------------------------------------------------------------------------------------------------------

(b)  Percentage      9.7%        .4%     10.1%       10.1%       10.1%       10.1%       10.1%       10.1%       10.1%       10.1%
     of Class
------------------------------------------------------------------------------------------------------------------------------------

(c)  Sole         3,292,083   138,268  3,430,351      -0-         -0-         -0-         -0-         -0-         -0-
     Voting
     Power
------------------------------------------------------------------------------------------------------------------------------------

     Shared          -0-         -0-      -0-      3,430,351   3,430,351   3,430,351   3,430,351   3,430,351   3,430,351   3,430,351
     Voting
     Power
------------------------------------------------------------------------------------------------------------------------------------

     Sole         3,292,083   138,268  3,430,351      -0-         -0-         -0-         -0-         -0-         -0-
     Dispositive
     Power
------------------------------------------------------------------------------------------------------------------------------------
     Shared          -0-         -0-      -0-      3,430,351   3,430,351   3,430,351   3,430,351   3,430,351   3,430,351   3,430,351
     Dispositive
     Power
------------------------------------------------------------------------------------------------------------------------------------


Item 5.        Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.        Identification   and   Classification  of  the  Subsidiary  Which
               Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.        Identification and Classification of Members of the Group

No   reporting   person  is  a  member  of  a  group  as   defined   in  Section
240.13d-1(b)(1)(ii)(H) of the Act.

Item 9.        Notice of Dissolution of Group

Not applicable.





                              Page 13 of 15 pages

Item 10. Certification

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                          SIGNATURE

Date:    January 31, 2001

MENLO VENTURES VII, L.P.                   MV MANAGEMENT VII, L.L.C.

By:   MV Management VII, L.L.C.
      its general partner


By:   /s/ H. DuBose Montgomery             By:      /s/ H. DuBose Montgomery
   ---------------------------------          ---------------------------------
                                                    Managing Member


MENLO ENTREPRENEURS FUND VII, L.P.

By:   MV Management VII, L.L.C.
      its general partner


By:   /s/ H. DuBose Montgomery
   ---------------------------------
      Managing Member




      /s/ H. DuBose Montgomery                      /s/ John W. Jarve
------------------------------------       ------------------------------------
      H. DuBose Montgomery                          John W. Jarve



      /s/ Thomas H. Bredt                           /s/ Michael D. Laufer
------------------------------------       ------------------------------------
      Thomas H. Bredt                               Michael D. Laufer



      /s/ Douglas C. Carlisle                       /s/ Sonja L. Hoel
------------------------------------       ------------------------------------
      Douglas C. Carlisle                           Sonja L. Hoel


      /s/ Mark A. Siegel
------------------------------------
      Mark A. Siegel





                              Page 14 of 15 pages

EXHIBITS

A:       Joint Filing Statement

                                                     EXHIBIT A

                                             AGREEMENT OF JOINT FILING

         We, the  undersigned,  hereby  express our agreement  that the attached
Schedule 13G is filed on behalf of us.

Date:    January 31, 2001

MENLO VENTURES VII, L.P.                             MV MANAGEMENT VII, L.L.C.

By:   MV Management VII, L.L.C.
      its general partner


By:   /s/ H. DuBose Montgomery              By:     /s/ H. DuBose Montgomery
   ---------------------------------          ---------------------------------
                                                    Managing Member


MENLO ENTREPRENEURS FUND VII, L.P.

By:   MV Management VII, L.L.C.
      its general partner


By:   /s/ H. DuBose Montgomery
   ------------------------------
      Managing Member




      /s/ H. DuBose Montgomery                      /s/ John W. Jarve
------------------------------------       ------------------------------------
      H. DuBose Montgomery                          John W. Jarve



      /s/ Thomas H. Bredt                           /s/ Michael D. Laufer
------------------------------------       ------------------------------------
      Thomas H. Bredt                               Michael D. Laufer



      /s/ Douglas C. Carlisle                       /s/ Sonja L. Hoel
------------------------------------       ------------------------------------
      Douglas C. Carlisle                           Sonja L. Hoel


      /s/ Mark A. Siegel
------------------------------------
      Mark A. Siegel





                              Page 15 of 15 pages